MOTHERS WORK, INC. AND SUBSIDIARIES
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE


                                                                    Three               Nine
                                                                    Months             Months
                                                                    Ended              Ended
                                                                   June 30,           June 30,
                                                                     1996               1996
                                                                 ------------        ------------
PRIMARY EARNINGS PER COMMON SHARE:
Common shares outstanding                                           3,257,978          3,167,615

Net effect of dilutive stock options and warrants                     320,976            273,617
                                                                 ------------       ------------
     Weighted average shares outstanding                            3,578,953          3,441,233
                                                                 ============       ============

Net income                                                       $  1,238,719       $  2,740,443

Preferred stock dividends                                            (244,375)          (733,125)
                                                                 ------------       ------------
Net income applicable to common stockholders                     $    994,344       $  2,007,318
                                                                 ============       ============

Per common share amount                                          $       0.28       $       0.58
                                                                 ============       ============




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